Exhibit 1.2

Pricing Agreement

Goldman, Sachs & Co.,
85 Broad Street,
New York, New York 10004.

June 2, 2009

Ladies and Gentlemen:

The shareholders of Lazard Ltd, a company incorporated under the laws of Bermuda (the “Company”), named in Schedule II hereto (the “Selling Shareholders”) propose, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated May 29, 2009 (the “Underwriting Agreement”), among the Company, the Selling Shareholders, Lazard Group LLC, a Delaware limited liability company, and the Underwriters named in Schedule I hereto (the “Underwriters”), to sell to the Underwriters an aggregate of 4,000,000 Shares as specified in Schedule II hereto.  In the event only one underwriter is listed in Schedule I hereto, references in this Agreement to the “Underwriters” shall be deemed to refer to the sole underwriter in the singular form listed in such Schedule I.

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that notwithstanding anything herein or in the Underwriting Agreement to the contrary, all references to “90 days” in section 7(f) of, and Annex III to, the Underwriting Agreement are hereby amended to read “100 days”; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Sections 1 and 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Shares which are the subject of this Pricing Agreement and that the representations and warranties set forth in Sections 1(c), (f), (g), (i), (q), (r) and (t) in the Underwriting Agreement that are in the future tense shall be deemed to be made in the past or present tense, as applicable, when such provisions are incorporated herein by reference.  Each reference to the Representative herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you.  Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) each of the Selling Shareholders agrees, severally and not jointly, to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from each of the Selling Shareholders, at a purchase price per Share of $26.00, the number of Shares (to be adjusted by you so as to eliminate fractional shares) determined by multiplying the aggregate number of Shares to be sold by each of the Selling Shareholders as set forth opposite their respective names in Schedule II hereto by a fraction, the numerator of which is the aggregate number of Shares to be purchased by such Underwriter as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the aggregate number of Shares to be purchased by all of the Underwriters from the Selling Shareholders hereunder.

For the purposes of this Agreement and the Underwriting Agreement, the “Applicable Time” is 4:38 p.m. (Eastern Time) on the date of this Agreement.  The “Time of Delivery” shall be 9:30 a.m., New York City time, on June 5, 2009.

If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, the Company and each of the Selling Shareholders.

                                                    Very truly yours,

Lazard Ltd

By:	/s/ Michael J. Castellano
Name: Michael J. Castellano
Title: Chief Financial Officer

Each Selling Shareholder named in Schedule II to this Agreement

By:	/s/ Scott D. Hoffman
Name: Scott D. Hoffman
Title: General Counsel
As Attorney-in-Fact acting on behalf of each of the Selling Shareholders named in Schedule II to this Agreement.

Accepted as of the date hereof:

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

3